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                                 PROMISSORY NOTE

$16,400,000.00                                                September 23, 1999


          FOR VALUE RECEIVED, INTEGRITY LIFE INSURANCE COMPANY (together with its permitted successors and assigns, the "PAYOR") hereby promises to pay to the order of THE CHASE MANHATTAN BANK, at 270 Park Avenue, New York, New York 10017 (including successors and assigns, "CHASE"), the principal sum of SIXTEEN MILLION FOUR HUNDRED THOUSAND DOLLARS ($16,400,000.00), in lawful money of the United States of America and in immediately available funds. Such entire outstanding amount, together with all accrued and unpaid interest thereon, shall be payable on the earlier of (i) March 31, 2000 and (ii) the effective date of a Transaction (defined below) (such date, the "PAYMENT DATE"). As used herein, the term "TRANSACTION" shall mean, whether in one or a series of transactions, (a) any merger, consolidation, reorganization, joint venture or other business combination pursuant to which any material business of the Payor or any subsidiary (including without limitation National Integrity Life Insurance Company, a New York insurance company) (collectively, the "SUBJECT COMPANIES") is combined with that of any other person or entity (a "PURCHASER"), (b) the acquisition directly or indirectly by a Purchaser by way of tender or exchange offer (which shall be deemed to include any amendment, variation, revision or extension thereof), negotiated purchase or other scheme or arrangement or any other means of acquiring all or any portion of the then outstanding capital stock of any Subject Company, other than in the ordinary course of business; and
(c) the acquisition by a Purchaser, directly or indirectly, through public or private purchases or otherwise of all or any portion of the assets, properties and/or businesses of, or any right to all or any portion of the revenues or income of, any Subject Company by way of a negotiated purchase, lease, license, exchange, joint venture, purchase of newly issued securities or any other means.

          Interest in respect of the outstanding principal amount of this Promissory Note shall accrue at a per annum rate of 6.1925% payable on the Payment Date (on past due amounts, at a per annum rate of 10.0% payable on demand) to Chase at the address specified above.


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          Anything herein to the contrary notwithstanding, if the Payment Date occurs prior to March 31, 2000 pursuant to clause (ii) of the definition thereof, the Payor may satisfy in full its obligations hereunder by paying on the Payment Date the reduced principal amount of TWELVE MILLION DOLLARS ($12,000,000.00), plus accrued interest to the Payment Date; PROVIDED that if the Borrower fails to pay such reduced amount on the Payment Date it shall remain obligated thereafter to pay the $16,400,000.00 initial principal amount hereof (which amount will be deemed to have become due on such Payment Date).

          Following the Payment Date, or upon the occurrence of an Insolvency Event (defined below) with respect to the Payor, all amounts due and owing under this Promissory Note immediately shall become due and owing automatically without the need for presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Payor. As used herein, "INSOLVENCY EVENT" means the occurrence of any of the following events: (a) the Payor is wound up or dissolved or there is appointed over it or a substantial part of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or
(b) the Payor (i) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any legal composition or arrangement with, its creditors generally; (ii) applies for or consents (by admission of material allegations of a petition or otherwise) (other than the current confidential supervision order pursuant to Sections 3903.09 and 3903.10 of the Ohio Revised
Code) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official, including but not limited to the Superintendent of the Department of Insurance for the State of Ohio as a result of an order of rehabilitation or liquidation issued subsequent to the date hereof) over any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against such person or entity; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, insolvency or similar law, or authorizes such application or consent, or proceedings to such end are instituted against such person or entity without such authorization, application or consent; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order.

          The Payor shall pay all costs of collection of any amount due hereunder when incurred including, without limitation, reasonable attorney's fees and


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expenses, and including all costs and expenses actually incurred in connection with the pursuit by Chase of any of its rights or remedies referred to herein.

          If Payor defaults on its obligations under this Promissory Note, or if an Insolvency Event shall ocurr and be continuing, the claims of Chase under this Promissory Note shall be entitled to the same rights and priority against the assets of the Payor as the claims of 212 Certificate Company, a Delaware corporation ("212 CERTIFICATE COMPANY") against the Payor under that certain ISDA Master Agreement dated as of September 15, 1998, together with the accompanying Schedule and Confirmation, each dated as of September 15, 1998, between the Payor and 212 Certificate Company (which claims and rights have been duly assigned by 212 Certificate Company to Chase).

          The Payor hereby waives presentment, notice of dishonor, protest and other notice or formality with respect to this Promissory Note.

          This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the undersigned has executed and delivered this Promissory Note as of September 23, 1999.

                                    INTEGRITY LIFE INSURANCE COMPANY

                                    By:/s/ John R. McGeeney
                                       -----------------------
                                       Name: John R. McGeeney
                                       Title: General Counsel


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